UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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FASTLY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Proxy—Subject to Completion
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 9, 2020
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Fastly, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually on Tuesday, June 9, 2020 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FSLY2020, where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Company is holding the annual meeting for the following purposes:
1.To elect each of the Board’s three nominees, Aida Álvarez, Joshua Bixby, and Sunil Dhaliwal, as a Class I director, to serve until our annual meeting of shareholders in 2023;
2.To approve an amendment to our Amended and Restated Certificate of Incorporation to change the final conversion date of our Class B common stock from ten years following our initial public offering to seven years following our initial public offering;
3.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2020; and
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is April 15, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

/s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer
San Francisco, CA
April , 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on June 9, 2020 via live interactive webcast at www.virtualshareholdermeeting.com/FSLY2020.
The proxy statement and annual report to shareholders are available at http://materials.proxyvote.com.
You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Preliminary Proxy—Subject to Completion
FASTLY, INC.
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Fastly, Inc. (sometimes referred to as the “Company” or "Fastly") is soliciting your proxy to vote at the 2020 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April , 2020 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 4, 2020.
How do I attend the annual meeting?
We will be hosting the meeting via live webcast only. Any stockholder of record can attend the meeting live online at www.virtualshareholdermeeting.com/FSLY2020. The webcast will start at 9:00 a.m. Pacific time on Tuesday, June 9, 2020. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxyvote.com. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 15, 2020 (the "Record Date") will be entitled to vote at the annual meeting. On the Record Date, there were shares of common stock outstanding and entitled to vote.
Shareholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with Fastly’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
Why a Virtual Only Meeting?
We are conducting the annual meeting virtually for several reasons.
Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience without the added cost, time or planning involved in attending in-person stockholder meetings. Stockholders can submit questions in advance in order to get a better-formulated response.
In addition, due to the current and anticipated public health impact of the coronavirus (COVID-19) pandemic, we believe a virtual meeting is appropriate to support the health and well-being of our partners, employees, and stockholders, and enables us to comply with current federal, state and local guidance and regulations.
We will use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the meeting that they are granted the same rights they would have at an in-person meeting. In this way, stockholder rights are not negatively affected. In the event stockholders representing a substantial number of shares of our outstanding common stock communicate a desire for in-person meetings, we will consider a change in our virtual-only meeting practice.
Given these factors, we feel a virtual-only meeting is the right choice for us and our stockholders at this time.
What am I voting on?
There are three matters scheduled for a vote:
1.Election of each of the Board's three nominees, Aida Álvarez, Joshua Bixby, and Sunil Dhaliwal, as a Class I director, to serve until our annual meeting of shareholders in 2023 (Proposal 1);
2.Approval of proposed amendment to our Amended and Restated Certificate of Incorporation to change the final conversion date of our Class B common stock from ten years following our initial public offering to seven years following our initial public offering (Proposal 2); and
3.Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2020 (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote online during the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
•To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/FSLY2020, starting at 9:00 a.m. local time on June 9, 2020.
•To vote online before the meeting, go to www.proxyvote.com.

•To vote by telephone, call 1-800-690-6903.
•To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization, rather than from Fastly. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the webcast of the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote at the meeting.
If I am a shareholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or online during the webcast of the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, "For" the amendment to our Amended and Restated Certificate of Incorporation, and “For” the ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors, and Proposal 2, amendment to our Amended and Restated Certificate of Incorporation, are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Fastly’s Secretary at 475 Brannan Street, Suite 300, San Francisco, CA 94107.
•You may attend the annual meeting and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are shareholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2020 to Fastly, Inc., Attn: Paul Luongo, General Counsel and Senior Vice President, Trust, 475 Brannan Street, Suite 300, San Francisco, CA 94107.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing and received by our Secretary at our executive offices located at 475 Brannan Street, Suite 300, San Francisco, CA 94107, not later than March 11, 2021 nor earlier than February 9, 2021; provided that if the date of next year’s annual meeting of shareholders is earlier than May 10, 2021, or later than July 9, 2021, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, and (b) with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes on Proposal 1 have no effect and will not be counted towards the vote total. With respect to Proposal 2, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” The NYSE has advised us that Proposals 1 and 2 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
•Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present online or represented by proxy and entitled to vote on the election of directors will be elected. Only votes "For" will affect the outcome.
•Proposal No. 2 – For the approval of the amendment to our Amended and Restated Certificate of Incorporation, the proposal must receive “For” votes from the holders, either in person or by proxy, of a majority of the voting power of our outstanding shares of Class A Common Stock and Class B Common Stock, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.
•Proposal No. 3 – To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020, the proposal must receive “For” votes from the holders of a majority of the voting power of our shares of Class A Common Stock and Class B Common Stock present online or represented by proxy and entitled to vote on the matter, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding voting power of our shares entitled to vote are present at the meeting in person or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be reported on a Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are three directors in the class whose term of office expires in 2020, Aida Álvarez, Joshua Bixby and Sunil Dhaliwal. Ms. Álvarez, Mr. Bixby and Mr. Dhaliwal have served as members of our Board of Directors since August 2019, February 2020 and March 2011, respectively. If elected at the Annual Meeting, these nominees would serve until the 2023 Annual Meeting of Shareholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of shareholders in 2019.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
Nominees for Election for a Three-year Term Expiring at the 2023 Annual Meeting
The Honorable Aida Álvarez, 70, has served as a member of our Board of Directors since August 2019. Ms. Álvarez has led important financial and government agencies and served in the cabinet of U.S. President William J. Clinton as the Administrator of the U.S. Small Business Administration. Ms. Álvarez serves on the board of directors of HP Inc., a technology company, Oportun Financial Corporation, a financial services company, and K12 Inc., a for-profit education company. She has previously served on the board of directors of Wal-Mart Stores, Inc., a retail company, MUFG Americas Holdings Corporation, a banking corporation, Zoosk, an online dating company, and PacifiCare Health Systems, Inc. Ms. Álvarez is the founding Chair of the Latino Community Foundation. Ms. Álvarez holds a B.A. from Harvard College. We believe that Ms. Álvarez is qualified to serve as a member of our Board of Directors because of her extensive experience in the technology and finance industries and her service on public company boards.
Joshua Bixby, 42, has served as our Chief Executive Officer and as a member of our Board of Directors since February 2020, and served as our President from May 2017 to February 2020. He has been on our executive leadership team since December 2015 and served in a part-time advisory role since 2013. From February 2013 to August 2013, Mr. Bixby served as Vice President of Acceleration at Radware Ltd., a cybersecurity and application delivery solutions company. Mr. Bixby served as President and co-founder of Strangeloop Networks, a web application acceleration solutions company, from June 2006 until its acquisition by Radware in February 2013. From October 2002 to April 2006, Mr. Bixby was a co-founder, President and Chief Executive Officer of IronPoint Technology, Inc., a content management software solutions company. Mr. Bixby is the founder of Stanley Park Ventures, an early stage foundry based in Vancouver, British Columbia. Mr. Bixby earned his B.A. in Management and Business Economics from the University of Toronto. We believe that Mr. Bixby is qualified to serve as a member of our Board of Directors because of his experience with technology companies and his experience on our executive leadership team.
Sunil Dhaliwal, 44, has served as a member of our Board of Directors since March 2011. Mr. Dhaliwal is a general partner of Amplify Partners, a venture capital firm. Prior to founding Amplify Partners, Mr. Dhaliwal served as a General Partner of Battery Ventures, a venture capital and private equity firm, where he worked from 1998 to 2012. Mr. Dhaliwal previously worked in investment banking at Alex. Brown & Sons, Inc. from 1996 to 1998. He currently serves on the board of directors of several privately held technology companies. Mr. Dhaliwal holds a B.S. in Finance and International Business from Georgetown University. We believe that Mr. Dhaliwal is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on private company boards, and the historical knowledge and continuity he brings to our Board of Directors.
The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2021 Annual Meeting
David M. Hornik, 52, has served as the Lead Independent Director of our Board of Directors since February 2020 and as a member of our Board of Directors since February 2013. Since 2000, Mr. Hornik has been a partner at August Capital, a venture capital firm. From August 2004 to September 2017, Mr. Hornik served as a member of the board of directors of Splunk, Inc, a software and data solutions company. Mr. Hornik has served as a member of the board of directors of Bill.com, a cloud-based software company that automates back-office financial operations, since May 2016. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School. We believe that Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on public and private company boards, and the historical knowledge and continuity he brings to our Board of Directors.
Kelly Wright, 49, has served as a member of our Board of Directors since June 2018. From February 2005 to December 2016, Ms. Wright served as the Executive Vice President, Sales of Tableau Software, a software company. Prior to 2005, Ms. Wright served as Vice President of Sales at AtHoc, Inc., a software company. She holds an B.A. in Political Science from Stanford University and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Ms. Wright is qualified to serve as a member of our Board of Directors because of her experience growing sales organizations at various technology companies.
Directors Continuing in Office Until the 2022 Annual Meeting
Artur Bergman, 40, has served as our Chief Architect and Executive Chairperson and Chairperson of the Board of Directors since February 2020. He served as our Chief Executive Officer from Fastly’s founding in March 2011 until February 2020 and as a member of our Board of Directors since March 2011. From September 2007 to June 2011, Mr. Bergman served as Manager, Vice President, then Chief Technology Officer of Wikia, Inc., a global community knowledge-sharing platform. From November 2005 to March 2007, Mr. Bergman served as Engineering Manager for SixApart, a social networking service. From the second half of 2003 to August 2005, Mr. Bergman served as Engineering Manager of Fotango, Ltd., a subsidiary of Canon Europe. We believe that Mr. Bergman is qualified to serve as a member of our Board of Directors because of his industry knowledge and his experience as our founder, as well as his leadership experience and deep technical expertise.
Christopher B. Paisley, 67, has served as a member of our Board of Directors since July 2018. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as lead independent director of Equinix, Inc., a provider of network colocation, interconnection, and managed services, as a member of the board of Fortinet, Inc., a cybersecurity software company and a member of the board of directors of Ambarella, Inc., a developer of low-power, high-definition video compression and image processing semiconductors. Mr. Paisley is currently a member of the board of directors of Fitbit, Inc., a connected health and fitness company, (“Fitbit”). He has notified Fitbit that he does not intend to stand for re-election as a director of the company and his term will end at Fitbit’s 2020 annual meeting of shareholders. Mr. Paisley previously served as a director of Bridge Bank from August 2011 until June 2015, a director of Control4, a home automation company, from May 2006 until August 2015, and a director of YuMe, Inc., a provider of digital video brand advertising solutions, from November 2012 until its acquisition by RhythmOne plc in February 2018. Mr. Paisley holds a B.A. in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley’s substantial experience in the technology industry qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Ms. Álvarez, Mr. Dhaliwal, Mr. Hornik, Mr. Paisley and Ms. Wright, representing five of our seven directors, are “independent directors” as defined under the listing standards of the NYSE. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Related-Person Transactions.” Mr. Bergman and Mr. Bixby are not independent given their positions as our Chief Architect and Chief Executive Officer, respectively.
There are no family relationships among the directors and executive officers.
Board Leadership Structure
Mr. Bergman serves as the Chairperson of our Board of Directors, and Mr. Hornik serves as the Lead Independent Director. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from the extensive executive leadership and operational experience of Mr. Bergman and Mr. Hornik. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Bergman and Mr. Bixby bring company-specific experience and expertise.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, director succession planning, and oversight of corporate governance.
Meetings of The Board of Directors and Committees
Our Board of Directors met four times during 2019, including two times following our initial public offering in May 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Aida Álvarez(1)		X	X*
Artur Bergman(2)
Joshua Bixby(2)
Sunil Dhaliwal	X
David M. Hornik		X*	X
Christopher B. Paisley	X*		X
Gil Penchina(3)		X	X*
Kelly Wright	X	X
Total Number of Meetings in 2019	7	3	4
(1)Ms. Álvarez was appointed to the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee in August 2019.
(2)Mr. Bergman and Mr. Bixby do not serve on any committees; Mr. Bixby did not serve on our Board of Directors in 2019.
(3)Mr. Penchina resigned from our Board of Directors and all committees in August 2019.
* Committee chair
Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The written charters of each committee are available to stockholders on the Investor Relations section of our website at investors.fastly.com.
Audit Committee
Our Audit Committee consists of three directors, Mr. Dhaliwal, Mr. Paisley and Ms. Wright. Our Board of Directors has determined that each of our Audit Committee members satisfies the independence requirements for Audit Committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. Each member of our audit committee meets the financial literacy requirements of the listing standards of the NYSE. Mr. Paisley is the chairperson of the Audit Committee and our Board of Directors has determined that Mr. Paisley is an audit committee “financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act. The principal duties and responsibilities of our Audit Committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;

•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee met seven times in 2019.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Mr. Paisley (Chairperson)
Mr. Dhaliwal
Ms. Wright

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of three directors, Ms. Álvarez, Mr. Hornik and Ms. Wright, each of whom our Board of Directors has determined is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act. Mr. Hornik is the chairperson of the compensation committee. The composition of our Compensation Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The principal duties and responsibilities of our Compensation Committee include, among other things:
•reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;
•reviewing and recommending to our Board of Directors the compensation of our directors;
•reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;
•administering our equity and non-equity incentive plans;
•reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans; and

•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Compensation Committee met three times in 2019.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel. In addition, under the committee's charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE described above, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer") as compensation consultants. The Compensation Committee requested that Pearl Meyer:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, the Compensation Committee requested Pearl Meyer to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Pearl Meyer also conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Pearl Meyer ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer the Compensation Committee approved the recommendations of Pearl Meyer.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Fastly’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the

Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
None of Ms. Álvarez, Mr. Hornik or Ms. Wright, the members of our Compensation Committee, is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of three directors, Ms. Álvarez, Mr. Hornik and Mr. Paisley. Ms. Álvarez is the chairperson of the Nominating and Corporate Governance Committee. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•identifying, evaluating, and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;
•evaluating the performance of our Board of Directors and of individual directors;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and
•overseeing an annual evaluation of the Board’s performance.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times in 2019.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements, and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board of Directors. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 475 Brannan Street, Suite 300, San Francisco, CA 94107 not later than March 11, 2021 nor earlier than February 9, 2021; provided that if the date of next year’s annual meeting of shareholders is earlier than May 10, 2021, or later than July 9, 2021, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With the Board Of Directors and Engagement with Stockholders
Historically, we have not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.
Any interested person or stockholder may, however, communicate directly with the presiding director or the non-management or independent directors as a group. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be reviewed by our General Counsel, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Lead Independent Director of our Board of Directors. If the communication is unduly frivolous, hostile, threatening or similarly inappropriate, the General Counsel shall discard the communication.
We believe that sound corporate citizenship requires us to be responsive to material environmental, social and governance (ESG)-related matters that impact our stakeholders and the communities in which we operate. As reflected in the core values of our Code of Business Conduct and Ethics, we are committed to operating our business with integrity, embracing transparency, and being good people. Consistent with these values, we expect to focus more systematically on identifying and overseeing the ESG issues that have the biggest impact on our business and its stakeholders. These efforts will build on our existing programs focused on employee and workforce development, diversity and inclusion, and customer transparency. We also intend to improve corporate reporting around these and other programs that impact our ESG visibility.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers, and directors. The Code of Conduct is available on our website at investors.fastly.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Stock Ownership Guidelines
In an effort to align our directors’ and executive officers’ interests with those of our stockholders, we have adopted Stock Ownership Guidelines. Within five years of becoming subject to the guidelines, our non-employee directors are expected to hold Fastly stock valued at four times their annual cash retainer for board and committee service. Within five years of becoming subject to the guidelines, our executive officers are expected to hold Fastly stock valued at a multiple of their annual base salaries, consisting of three times annual base salary for our Chief Executive Officer and one times annual base salary for our other executive officers.
Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors section of our website at investors.fastly.com.
Insider Trading Policy and Other Restrictions
Our Insider Trading Policy includes an anti-hedging provision that prohibits all of our employees, including our executive officers and our non-employee directors from, (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company securities; (ii) holding Company securities in a margin account, and (iii) engaging in derivative securities transactions or any form of short-term speculative trading in Company securities.
Our policy also prohibits all employees from pledging Company securities as collateral for a loan unless the employee clearly demonstrates financial capacity to repay the loan without resort to the pledged securities, and the General Counsel and Chief Financial Officer collectively grant an exception based on guidelines approved by the Compensation Committee of the Board of Directors. Any pledge of Company securities by a director or executive officers must be approved in advance by the Compensation Committee of the Board of Directors.
In November 2019, following approval by our Compensation Committee, Mr. Bergman, our then CEO, pledged 2,269,584 shares of our Class B common stock as collateral to secure certain personal indebtedness. In granting the approval, the Compensation Committee considered several factors including, among others, stock volatility, loan to value ratio and ability to repay the loan. In March 2020, following volatility of our common stock, our Compensation Committee approved Mr. Bergman's pledge of an additional 567,396 shares of our Class B common stock as collateral to secure certain personal indebtedness. None of Mr. Bergman’s shares are pledged as collateral for margin accounts. The pledged shares are not used to shift or hedge any economic risk in owning our common stock. No other executive officer or director holds shares of our common stock that have been pledged to secure any personal or other indebtedness.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO OUR
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation.
On March 11, 2020, the Board of Directors approved, and recommended to the stockholders of the Company for approval, an amendment of Article IV(D)(1)(d) of our Amended and Restated Certificate of Incorporation to change the final conversion date of the Class B common stock from ten years following the Company’s IPO to seven years. The following text is marked to show the change to the our Amended and Restated Certificate of Incorporation:
“(d) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier to occur following the IPO of (i) the first trading day falling nine months after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the date specified by affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a single class, or (iii) the first trading day falling ~~ten~~ seven years after the Effective Time.”
Our Board of Directors and Nominating and Corporate Governance Committee reviewed the Amended and Restated Certificate of Incorporation provision from a legal and policy perspective. The Board is committed to good corporate governance. Accordingly, in determining whether to propose the amendment to our Amended and Restated Certificate of Incorporation, as described above, the Board carefully reviewed the various arguments for and against a change to the final conversion date.

Our Board of Directors recognizes that a later final conversion date may offer several advantages, such as allowing those pre-IPO shareholders who support our long-term vision and strategy to increase their voting power over time, which we believe reduces our vulnerability to coercive takeover tactics and activism from institutions that adopt a short-term strategy with respect to similarly situated companies. The Board also recognizes, however, that a later final conversion date may appear to reduce directors’ accountability to stockholders, since our dual class structure allows certain members of management and stockholders who acquired their shares prior to our initial public offering to exert a disproportionate amount of control over the voting power of our outstanding stock. The Board believes that an earlier final conversion date of seven years demonstrates the Board's commitment to support an ongoing effort to adopt “best practices” in corporate governance. In light of evolving practices, our Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the final conversion provision.
The proposed amendment may, if adopted, make it easier for one or more stockholders to, among other things, change the composition of our Board and, therefore, may make it more difficult for our Board to protect stockholders’ interests.
The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A common stock and Class B common stock, voting together, will be required to approve this amendment to our Amended and Restated Certificate of Incorporation.

The Board of Directors Recommends
a Vote in Favor of Proposal 2.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018, by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Audit Fees(1)	$3,238	$317
Audit-related Fees(2)	0	0
Tax Fees(3)	316	209
All Other Fees(4)	0	0
Total Fees	$3,554	$526
(1)Consists of fees and expenses billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, related accounting consultations, and services provided in connection with our initial public offering and other regulatory filings.
(2)Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees”.
(3)Tax Fees consist of fees for professional services for domestic and international tax advisory services for tax planning, compliance, and advice.
(4)Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above.
All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services, such as tax advice, other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our Class A common stock and Class B common stock as of March 15, 2020, by: (i) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock; (ii) each of our Named Executive Officers; (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.
Applicable percentages are based on 71,323,342 shares of Class A common stock and 24,703,314 shares of Class B common stock outstanding on March 15, 2020. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of capital stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2020, which is 60 days after March 15, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Fastly, Inc., 475 Brannan Street, Suite 300, San Francisco, California, 94107.

	Total Beneficial Ownership
	Class A Common Stock		Class B Common Stock		Voting Power
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power
5% Stockholders:
Entities Affiliated with August Capital(1)	—	—	5,304,855	21.5%	16.7%
Entities Affiliated with Iconiq Strategic Partners(2)	6,774,333	9.5%	—	—	2.1%
Entities Affiliated with Amplify Partners(3)	—	—	3,937,741	15.9%	12.4%
Entities Affiliated with Abdiel Qualified Master Fund(4)	8,452,987	11.9%	—	—	2.7%

Named Executive Officers and Directors:
Aida Álvarez	—	—	—	—	—
Artur Bergman(5)	—	—	11,805,423	46.1%	36.0%
Joshua Bixby(6)	1,562	*	808,565	3.2%	2.5%
Paul Luongo(7)	101,851	*	365,840	1.5%	1.2%
David Hornik(8)	179,630	*	5,304,855	21.5%	16.7%
Sunil Dhaliwal(9)	103,687	*	3,937,741	15.9%	12.4%
Christopher Paisley(10)	—	—	229,838	*	*
Kelly Wright(11)	—	—	226,838	*	*
All executive officers and directors as a group (10 persons)(12)	386,730	*	23,748,946	86.3%	68.6%
*Less than one percent.
(1)Consists of (i) 2,886,971 shares of Class B common stock held by August Capital VI, L.P. and (ii) 2,417,884 shares of Class B common stock held by August Capital VI Special Opportunities, L.P. August Capital Management VI, L.L.C. is the general partner of August Capital VI, L.P. and August Capital VI Special Opportunities, L.P. Howard Hartenbaum, David M. Hornik, and W. Eric Carlborg are members of August Capital Management VI, L.L.C. These individuals may be deemed to have shared voting and investment power over the shares held by August Capital VI, L.P. and August Capital VI Special Opportunities, L.P. Mr. Hornik is a member of our board of directors. The address for the August Capital entities is 1475 Folsom Street, #200, San Francisco, CA 94103.
(2)Based on information contained in a Schedule 13G filed on February 14, 2020, by ICONIQ Strategic Partners II, L.P. ICONIQ Strategic Partners II, L.P. beneficially owns 3,104,114 shares of our Class B common stock, ICONIQ Strategic Partners II-B, L.P. beneficially owns 2,429,909 shares of our Class B common stock and ICONIQ Strategic Partners II Co-Invest, L.P., Series FT beneficially owns 1,240,310 shares of our Class B common stock. ICONIQ Strategic Partners II GP, L.P. is the general partner of each of ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., FT Series. ICONIQ Strategic Partners II TT GP, Ltd. is the general partner of ICONIQ Strategic Partners II GP, L.P. Divesh Makan and William Griffith are the sole equity holders and directors of ICONIQ Strategic Partners II TT GP, Ltd. and may be deemed to share voting and dispositive power over the shares noted above. The address for the ICONIQ entities is c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.
(3)Consists of (i) 3,098,407 shares of Class B common stock held by Amplify Partners, L.P. and (ii) 839,334 shares of Class B common stock held by AP Opportunity Fund LLC. Amplify GP Partners, LLC is the sole general partner of Amplify Partners, L.P. and AP Opportunity Fund LLC. Sunil Dhaliwal, a member of our Board of Directors, is the managing member of Amplify GP Partners, LLC. The address for the Amplify entities is 800 Menlo Avenue, Suite 220, Menlo Park, CA 94025.
(4)Based on information contained in a Form 4 filed on March 12, 2020. Consists of (i) 8,201,558 shares of Class A common stock held by Abdiel Qualified Master Fund, L.P. and (ii) 251,429 shares of Class A common stock held by Abdiel Capital, L.P. Abdiel Capital Management, LLC and Abdiel Capital Advisors, LP serve as the general partner and the investment manager, respectively, of Abdiel Qualified Master Fund, LP and Abdiel Capital, LP. Colin T. Moran serves as managing member of Abdiel Capital Management, LLC and Abdiel Capital Partners, LLC, which serves as the general partner of Abdiel Capital Advisors, LP. The address for the Abdiel entities is 410 Park Avenue, Suite 530, New York, NY 10022.
(5)Consists of (i) 10,886,589 shares of Class B common stock held by Mr. Bergman, 2,836,980 of which are pledged as collateral to secure certain personal indebtedness, see “Information Regarding the Board of Directors and Corporate Governance—Insider Trading Policy and Other Restrictions” for more information on Board and committee oversight of Mr. Bergman’s pledging arrangement, (ii) 1,700,000 shares of Class B common stock held by The Artur Bergman 2019 Annuity Trust One, of which Mr. Bergman is trustee, (iii) 800,000 shares of Class B common stock held by The Artur Bergman 2019 Annuity Trust One, of which Mr. Bergman is trustee, and (iv) 918,834 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Bergman that are exercisable within 60 days of March 15, 2020.
(6)Consists of (i) 1,562 shares of Class A common stock, (ii) 146,065 shares of Class B common stock and (iii) 662,500 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Bixby that are exercisable within 60 days of March 15, 2020, 202,068 of which are unvested as of such date.
(7)Consists of (i) 101,851 shares of Class A common stock, (ii) 292,130 shares of Class B common stock and (iii) 73,710 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Luongo that are exercisable within 60 days of March 15, 2020, 66,664 of which are unvested as of such date.
(8)Consists of (i) 179,630 shares of Class A common stock held by Mr. Hornik, (ii) 2,886,971 shares of Class B common stock held by August Capital VI, L.P. and (iii) 2,417,884 shares of Class B common stock held by August Capital VI Special Opportunities, L.P. August Capital Management VI, L.L.C. is the general partner of August Capital VI, L.P. and August Capital VI Special Opportunities, L.P. Mr. Hornik is a member of August Capital Management VI, L.L.C. Mr. Hornik may be deemed to have shared voting and investment power over the shares held by August Capital VI, L.P. and August Capital VI Special Opportunities, L.P.
(9)Consists of 103,687 shares of Class A common stock held by Mr. Dhaliwal, (ii) 3,098,407 shares of Class B common stock held by Amplify Partners, L.P. and (iii) 839,334 shares of Class B common stock held by AP Opportunity Fund LLC. Amplify GP Partners, LLC is the sole general partner of Amplify Partners, L.P. and AP Opportunity Fund LLC. Mr. Dhaliwal is the managing member of Amplify GP Partners, LLC.
(10)Consists of (i) 125,000 shares of Class B common stock, 24,445 of which are subject to a right of repurchase, and (ii) 104,838 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Paisley that are exercisable within 60 days of March 15, 2020, all of which are unvested as of such date.
(11)Consists of 226,838 shares of Class B common stock, 129,284 of which are subject to a right of repurchase.
(12)Consists of (i) 20,919,218 shares of Class B common stock held by all current executive officers and directors as a group and (ii) 2,829,728 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2020 pursuant to the exercise of options, of which 283,903 of the shares would be unvested as of such date.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 15, 2020.

Name	Age	Position
Artur Bergman	40	Chief Architect, Executive Chairperson, and Director
Joshua Bixby	42	Chief Executive Officer and Director
Adriel Lares	47	Chief Financial Officer
Paul Luongo	48	General Counsel and Senior Vice President, Trust
Wolfgang Maasberg	47	Executive Vice President of Sales
Below are the biographies of our current executive officers, other than Mr. Bergman and Mr. Bixby, whose biographies appear above under "Proposal 1 - Election of Directors."
Adriel Lares has served as our Chief Financial Officer since May 2016. From July 2015 to November 2015, Mr. Lares served as an advisor to Lookout, Inc., a mobile security firm. From February 2012 to July 2015, Mr. Lares served as Chief Financial Officer of Lookout, Inc. From September 2010 to February 2012, Mr. Lares served as Business Unit Manager of 3PAR Inc., a data storage and information storage software company and a division of Hewlett Packard’s Storage Unit. From January 2005 to September 2010, Mr. Lares served as Chief Financial Officer at 3PAR Inc. From March 2004 to January 2005, Mr. Lares served as the Treasurer of 3PAR Inc, and from March 2001 to March 2004, he served as the Director of Finance at 3PAR Inc. Mr. Lares is also a co-founder of Memento Mori, a Napa-based winery. Mr. Lares earned his B.A. in Economics from Stanford University.
Paul Luongo has served as our General Counsel and Senior Vice President, Trust since January 2019, our General Counsel and Senior Vice President from August 2017 to December 2018, and joined Fastly as General Counsel and Vice President in January 2014. From May 2007 to January 2014, Mr. Luongo served in various legal capacities at Salesforce.com, a cloud-based software company, and ultimately as a Vice President and Assistant General Counsel. From July 2004 to April 2007, Mr. Luongo served in various legal capacities at Intel Corporation, a semiconductor and technology company, and ultimately as a Senior Attorney. Mr. Luongo began his legal career as an associate at Cooley LLP, an international law firm, in May 2000. Mr. Luongo has a B.A. in American History from the University of Pennsylvania, an M.P.P. from the University of Michigan School of Public Policy, and a J.D. from the University of Michigan Law School.
Wolfgang Maasberg has served as our Executive Vice President of Sales since March 2019. From April 2016 to March 2019, Mr. Maasberg served as Senior Vice President of Global Sales and Field Operations. From November 2014 to March 2016, Mr. Maasberg served as Group Vice President Sales, Oracle Marketing Cloud for Oracle Corporation, a database software and technology company. From June 2013 to October 2014, Mr. Maasberg was Senior Vice President of Global Sales and Field Operations for Turn, an advertising technology company. Mr. Maasberg previously served as President and Chief Executive Officer of Lyris Technologies, Inc., an email and marketing automation company, and in various senior sales leadership positions at several companies, including Adobe, Omniture (acquired by Adobe) and Coremetrics (acquired by IBM). Mr. Maasberg started his career in technology at Dell Computer Corp in 1997.

EXECUTIVE COMPENSATION

Our named executive officers for 2019, which consist of our principal executive officer and our two other most highly compensated executive officers as of December 31, 2019 (the “Named Executive Officers”), are:

•Artur Bergman, our Chief Architect, Executive Chairperson, and Director;
•Joshua Bixby, our President and Chief Executive Officer and Director; and
•Paul Luongo, our General Counsel and Senior Vice President, Trust.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2019 and December 31, 2018, compensation awarded to or paid to, or earned by, our Named Executive Officers.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation (4)	Total
Joshua Bixby	2019	$425,000	(7)	$—	$2,052,885	$—	$—	$2,477,884
Chief Executive Officer and Director(6)	2018	$425,000	(7)	$—	$—	$749,480	$—	$1,174,480
Artur Bergman	2019	$504,000		$—	$5,930,567	$—	$54	$6,434,620
Chief Architect, Executive Chairperson and Director(5)	2018	$360,000		$—	$—	$—	$54	$360,054
Paul Luongo	2019	$450,000		$15,285	$1,824,778	$—	$54	$2,290,117
General Counsel and Senior Vice President, Trust	2018	$400,000		$—	$—	$374,740	$54	$774,794
(1)Represents bonus paid in connection with the completion of our initial public offering.
(2)Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of restricted stock units awards granted during 2019, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 4, 2020 (our "Annual Report”).
(3)Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of option awards granted during 2018, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. Our Named Executive Officers will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options.
(4)Amounts reported include life insurance premiums paid by us on behalf of Mr. Bergman and Mr. Luongo.
(5)Mr. Bergman served as our Chief Executive Officer as of December 31, 2019. On February 18, 2020, Mr. Bergman ceased serving as our Chief Executive Officer and was appointed as our Chief Architect and Executive Chairperson. Mr. Bergman also continues to serve as a member of our Board of Directors.
(6)Mr. Bixby served as our President as of December 31, 2019. On February 18, 2020, Mr. Bixby was appointed as our Chief Executive Officer.
(7)Amounts reported represent payments to Possibilities Trainings Group in accordance with the terms of Mr. Bixby's consulting agreement. See “Employment, Severance, and Change in Control Agreements.”

Outstanding Equity Awards at December 31, 2019

The following table shows, certain information regarding outstanding equity awards at December 31, 2019, for our Named Executive Officers:

	Option Awards(1)						Stock Awards(1)
	Vesting Commencement Date	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(9)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Artur Bergman	3/3/2015	6/2/2015	918,834 (3)	—	$1.15	6/1/2025	—	$—
	8/15/2019	8/7/2019	—	—	—	—	302,889 (10)	6,078,982
Joshua Bixby	10/28/2013	10/31/2013	12,500(5)	—	0.3112	10/30/2023	—	—
	3/3/2015	3/3/2015	100,000 (6)	—	1.15	3/2/2025	—	—
	7/11/2016	7/12/2016	250,000 (4)(7)	36,456	2.36	7/11/2026	—	—
	7/1/2017	8/1/2017	200,000 (4)(7)	79,157	3.14	7/31/2027	—	—
	12/19/2018	12/20/2018	160,000 (4)(8)	149,996	7.50	12/19/2028	—	—
	8/15/2019	8/7/2019	—	—	—	—	104,846 (10)	2,104,259
Paul Luongo	3/3/2015	3/3/2015	144,999 (4)(9)	—	1.15	3/2/2025	—	—
	12/19/2018	12/20/2018	100,000 (4)(8)	74,998	7.50	12/19/2028	—	—
	8/15/2019	8/7/2019	—	—	$—	—	93,196 (10)	$1,870,444
(1)The unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination of employment, see “Employment, Severance and Change in Control Agreements.” All option awards were granted under our 2011 Equity Incentive Plan, and all stock awards were granted under our 2019 Equity Incentive Plan.
(2)The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of shares underlying the award by $20.07, the closing price of our Class A common stock on December 31, 2019 (the last day of our fiscal year).
(3)This option became fully vested on March 1, 2019.
(4)This option was immediately exercisable upon grant as to unvested shares subject thereto, and to the extent the named executive officer has exercised his right to purchase any of such shares and the shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us upon the termination of the service of such named executive officer.
(5)This option became fully vested on October 28, 2015.
(6)1/24th of the total shares subject to this option will vest monthly commencing on the vesting commencement date, subject to continuous service through each such date. As of December 31, 2019, 100,000 shares were vested.
(7)1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2019, 151,041 and 70,833 shares are vested, respectively.
(8)1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2019, 74,998 shares were vested.
(9)Represents restricted stock units granted under our 2019 Equity Incentive Plan.
(10) 1/4th of the total shares subject to this restricted stock unit award will vest on August 15, 2020 and 1/16th will vest quarterly thereafter, subject to continuous service through each such date.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our

President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
401(K) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Employment, Severance, and Change in Control Agreements
We have employment agreements with each of our Named Executive Officers. The agreements generally provide for at-will employment or service and set forth the Named Executive Officer’s initial base salary, initial equity grant amount, eligibility for employee benefits, and, in some cases, severance benefits upon a qualifying termination of employment. In addition, each of our Named Executive Officers has executed our standard proprietary information and inventions agreement. The key terms of these agreements are described below.

Artur Bergman
In May 2019, we entered into a letter agreement for continued employment with Artur Bergman, our Chief Executive Officer. Mr. Bergman’s annual base salary as of May 1, 2019 was $504,000. In June 2015, we granted Mr. Bergman an option to purchase 918,834 shares of Class B common stock with an exercise price of $1.150 per share vesting monthly over 48 months from March 2015. In August 2019, we granted Mr. Bergman 302,889 restricted stock units, of which 1/4 vest on August 15, 2020 and 1/16 vest quarterly thereafter.
In February 2020, we entered into an amended letter agreement for continued employment with Mr. Bergman. Mr. Bergman’s annual base salary as of February 2020 was $35,568. Starting as of January 1, 2021, Mr. Bergman’s base salary will be increased to an annual rate of $504,000 per year. However, on or before the last day of November of each year, he may make an irrevocable election to reduce his salary for the following year (but in any case no lower than the applicable minimum wage), and instead receive restricted stock units covering shares of the our Class A common stock with a value based on the amount of such reduction (each, an “Annual RSU”). Any Annual RSU will be granted in February of the applicable year and the number of restricted stock units subject to each Annual RSU will be based on the average trading price of our Class A common stock in January of that year. Each Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bergman’s continued service with us.
Under Mr. Bergman’s amended letter agreement, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, on or within three months prior to or 18 months following a change in control, Mr. Bergman is entitled to the following severance benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 24 months of his base salary and target bonus for the year in which the separation of service occurred, if any, (ii) a lump sum payment equal to his target bonus for the calendar year in which separation of service occurred (if any), prorated based upon the number of days Mr. Bergman provides services for the Company during the year of the separation of service date, (iii) continuation of health insurance benefits for 18 months, and (iv) all unvested shares subject to his outstanding equity awards with a time-based vesting schedule shall vest in full as of his termination date, and the treatment of any performance-based awards shall be treated as set forth in the award agreement governing the applicable performance award.
In addition, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, at any other time other than three months prior to or 18 months following a change of control, Mr. Bergman is entitled to the following severance benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 18 months of his base salary and target bonus for the year in which the separation of service occurred, if any, (ii) continuation of health insurance benefits for 18 months, and (iii) the equity awards that are subject to time-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if Mr. Bergman had completed an additional 12 months of employment following the date on which the separation from service occurred and equity awards that are subject to performance-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if he had completed an additional 12 months employment following the date on which the separation from service occurred, on a pro-rated basis and based on Mr. Bergman’s actual level of achievement of the applicable equity award as of the date on which his separation from service occurred.

Joshua Bixby
In 2019, Mr. Bixby served as our President under the terms of an Independent Contractor Services Agreement between us and Possibilities Trainings Group, dated October 2013 (the “Bixby Consulting Agreement”). Possibilities Trainings Group is owned and controlled by trusts controlled by Mr. Bixby and members of his immediate family and all compensation paid for Mr. Bixby’s services as our President in 2019 was paid solely to Mr. Bixby and Possibilities Trainings Group. Under the terms of the Bixby Consulting Agreement we paid Mr. Bixby $425,000 per year. In August 2019, we granted Mr. Bixby 104,846 restricted stock units, of which 1/4 vest on August 15, 2020 and 1/16 vest quarterly thereafter. We terminated the Bixby Consulting Agreement in February 2020.
Since February 2020, Mr. Bixby has served as our President and Chief Executive Officer under the terms of an employment agreement between our subsidiary, Fastly International (Holdings) Ltd. and Mr. Bixby (the “Bixby Employment Agreement”). Under the Bixby Employment Agreement, Mr. Bixby is entitled to an initial annual base salary of $35,568. Starting as of January 1, 2021, Mr. Bixby’s base salary will be increased to an annual rate of $504,000 per year. However, on or before the last day of November of each year, he may make an irrevocable election to reduce his salary for the following year (but in any case no lower than the applicable minimum wage). We have separately entered into an Equity Offer Letter with Mr. Bixby, which provides that, if he makes such an election to reduce his salary, he will receive an Annual RSU. Each Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Annual RSU will be based on the average trading price of the Company’s Class A common stock in January of such year. Each Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bixby’s continued service with the Company.
Pursuant to the terms of the Bixby Employment Agreement, if we terminate the employment of Mr. Bixby other than for cause, or he resigns for good reason, in each case, during the period from three months before until 18 months following a change in control (the “change in control period”), Mr. Bixby will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 24 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 18 months, (iv) 100% of his then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) his then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement. Further, under the Executive Plan, as modified by the Bixby Employment Agreement, if Mr. Bixby is terminated other than for cause, or he resigns for good reason, at any time other than during the change in control period, he will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 18 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under COBRA for up to 18 months, (iv) 12 months of his then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) his outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred. To receive the severance benefits above upon a qualifying termination, Mr. Bixby must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan, as modified by the Bixby Employment Agreement.

Paul Luongo
In November 2013, we entered into an offer letter agreement with Paul Luongo, our General Counsel and Senior Vice President, Trust. Mr. Luongo’s annual base salary as of December 31, 2018 was $400,000, and as of August 7, 2019, his annual base salary was $450,000. In August 2019, we granted Mr. Luongo an award of 93,196 restricted stock units, of which 25% of the total number shares subject to the award will vest on August 15, 2020 and 1/16th of the total number of shares subject to the award will vest quarterly thereafter, subject to his continued service with us through each such date.
Executive Severance and Change in Control Plan
We have adopted an Executive Severance and Change in Control Plan (the “Executive Plan”) for and the benefit of certain executives (including Mr. Luongo and Mr. Bixby, as modified by the Bixby Employment Agreement, but excluding Mr. Bergman) and other key employees. Under the Executive Plan, if we terminate the employment of a participant other than for cause, or a participant resigns for good reason, in each case, during the period from three months before until 18 months following a change in control (the “change in control period”), the participant will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of the participant’s then-current annual base salary, (ii) a lump sum cash amount equal to the participant’s target annual bonus opportunity; (iii) continuation of health plan benefits for the participant and the participant’s eligible dependents at no cost under COBRA for up to 12 months, (iv) 100% of the participant’s then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) the participant’s then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement. Further, under the Executive Plan, if a participant is terminated other than for cause, or a participant resigns for good reason, at any time other than during the change in control period, the participant will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 9 months of the participant’s then-current annual base salary, (ii) a lump sum cash amount equal to 75% of the participant’s target annual bonus opportunity, (iii) continuation of health plan benefits for the participant and the participant’s eligible dependents at no cost under COBRA for up to 9 months, (iv) 12 months of the participant’s then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) the participant’s outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if the participant had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred. To receive the severance benefits above upon a qualifying termination, the participant must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan. If any of the payments provided for under the Executive Plan or otherwise payable to a participant would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the related excise tax under Section 4999 of the Code, then the participant will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant. The Executive Plan does not require us to provide any tax gross-up payments to participants. The Executive Plan will remain in effect until it is terminated by us, except if the Executive Plan is in effect when a change in control occurs, then the Executive Plan will remain in effect until the change in control period expires and any benefits payable in respect thereof have been paid.

As mentioned above, Mr. Bergman is not eligible to participate in the Executive Plan and is only eligible to receive potential termination or change of control payments pursuant to his employment agreement, as described above in “—Artur Bergman.” In addition, Mr. Bixby is a participant in the Executive Plan, as modified by the Bixby Employment as described above in "—Joshua Bixby."

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted-average exercise price of outstanding stock options (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	11,269,106	$ 4.6838	14,565,154(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	11,269,106	$ 4.6838	14,565,154

(1)The equity compensation plans approved by security holders are described in Note 11 to our financial statements included in our Annual Report.
(2)Excludes 1,640,793 shares issuable upon vesting of outstanding awards of restricted stock units, as such shares have no exercise price.
(3)The reserve for shares available under the 2019 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

The following table shows for the fiscal year ended December 31, 2019, certain information with respect to the compensation of all non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Aida Álvarez	$21,250	$ 160,399	$21,250
Sunil Dhaliwal	20,000	—	20,000
David Hornik	21,875	—	21,875
Christopher Paisley	26,875	—	26,875
Kelly Wright	22,500	—	22,500
Gil Penchina(3)	3,928	—	3,928
(1)Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of restricted stock units awards granted during 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. The table below lists the aggregate number of shares subject to stock awards held by each of our non-employee directors as of December 31, 2019.
(2)We did not grant any stock awards or stock options to our non-employee directors in 2019, other than Ms. Álvarez. The table below lists the aggregate number of shares subject to outstanding stock options held by each of our non-employee directors as of December 31, 2019.
(3)Mr. Penchina resigned from our Board of Directors, including all committees, in August 2019.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2019	Number of Shares Subject to Outstanding RSUs as of December 31, 2019
Aida Álvarez	—	—
Sunil Dhaliwal	—	—
David Hornik	—	—
Christopher Paisley	104,838	—
Kelly Wright	—	—

Non-Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Commencing with the first calendar quarter following the closing our initial public offering, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors.
The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	7,500	3,750

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.
Initial Grant
Each new non-employee director who joins our Board of Directors will receive a restricted stock unit award for Class A common stock having a value of $175,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan, with the $175,000 being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Annual Grant
On the date of each annual meeting of our stockholders, each continuing non-employee director will receive a restricted stock unit award for Class A common stock having a value of $175,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a change of control (as defined in our 2019 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be based on the closing price of our common stock as reported by the NYSE on the date of grant.
Expenses
We will reimburse our non-employee directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings. We also reimburse our non-employee directors for other reasonable expenses related to board service, such as director education.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2019, we adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”

Under the policy, our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.
Certain Related-Person Transactions
The following is a description of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Investor Rights Agreement
We are party to an investor rights agreement containing registration rights with certain holders of our common stock, including entities affiliated with Amplify Partners, an entity affiliated with Mr. Dhaliwal and entities affiliated with August Capital, an entity affiliated with Mr. Hornik.
Offer Letter Agreements
We have entered into offer letter agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see “Executive Compensation—Employment, Severance, and Change in Control Agreements.”
Stock Option Grants to Directors and Executive Officers
We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see “Executive Compensation” and “Compensation of Non-Employee Directors.”
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Fastly, Inc. Direct your written request to Fastly, Inc, Attn: Paul Luongo, General Counsel and Senior Vice President, Trust, 475 Brannan Street, Suite 300, San Francisco, California 94107. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Joshua Bixby
Chief Executive Officer
April , 2020

A copy of Fastly, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06834-P37899

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTLY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the Board's three nominees for director named in the accompanying proxy statement, to serve as a Class I member of the Board of Directors until the 2023 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Aida Álvarez
02) Joshua Bixby
03) Sunil Dhaliwal

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D06835-P37899

FASTLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
JUNE 9, 2020

The shareholder(s) hereby appoint(s) Joshua Bixby and Paul Luongo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fastly, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 9:00 a.m., Pacific Time on Tuesday, June 9, 2020, at www.virtualshareholdermeeting.com/FSLY2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE